May 20, 2005

VIA OVERNIGHT COURIER AND CERTIFIED MAIL

Centra Software, Inc.

430 Bedford Street

Lexington, Massachusetts 02420

Attention Corporate Secretary

Re: Notice of Proposal to Nominate Directors for Election at
2005 Annual Meeting of Stockholders

Dear Sir or Madam:

Criterion Institutional Partners, LP ("Criterion Institutional Partners") is a holder of record of 100 shares (the "Shares") of Common Stock, par value $.001 per share ("Common Stock"), of Centra Software, Inc., a Delaware corporation (the "Company"). Criterion Institutional Partners is the beneficial owner of 544,338 additional shares of Common Stock. We further note that Criterion Capital Management, LLC ("Criterion") is the beneficial owner of 1,736,900 shares of Common Stock; Criterion Capital Partners, LP is the beneficial owner of 116,520 shares of Common Stock; and Criterion Capital Partners Ltd. is the beneficial owner of 1,076,042 shares of Common Stock. Criterion is the General Partner of Criterion Institutional Partners and Criterion Capital Partners, LP, and the Investment Advisor of Criterion Capital Partners Ltd.

We hereby notify you of our proposal (the "Proposal"), on behalf of Criterion, to nominate Mr. Evan Marwell and Mr. Anthony Swei (each, a "Director Nominee" and together, the "Director Nominees") for election as directors of the Company at the 2005 annual meeting of stockholders of the Company to be held on Thursday, June 23, 2005 or any postponements or adjournments thereof (the "Annual Meeting") in opposition to the slate of director nominees submitted for election by the Company's incumbent board of directors at the Annual Meeting. We currently intend to solicit proxies from the Company's stockholders in support of the Proposal. using our own proxy statement and other soliciting materials, which we intend to file with the Securities and Exchange Commission in due course.

We believe that Section 3.7 ("Section 3.7") of the Company's Amended and Restated Bylaws (the "Bylaws") sets forth the relevant notice requirements that apply to any stockholder that wishes to submit matters for consideration at any meeting of stockholders of the Company. Pursuant to Section 3.7, the undersigned provides the following information:

    Criterion is proposing to nominate the Director Nominees for election at the Annual Meeting because it believes that, under the stewardship of the Company's incumbent board of directors, significant stockholder value has been lost and that Criterion's Director Nominees will encourage the Company's board of directors to take appropriate action to enhance stockholder value.

    The name and address, as they appear on the record books of the Company, of the stockholder of record making the Proposal, are as follows:

    Criterion Institutional Partners LP

    435 Pacific Avenue, 5th Floor

    San Francisco, California 94133

    The name and address of the beneficial owner of the Shares on whose behalf the Proposal is being made are as follows:

    Criterion Capital Management, LLC

    435 Pacific Avenue, 5th Floor

    San Francisco, California 94133

    As of the date hereof, the foregoing beneficial holder of the Shares is not aware of any other stockholders of record of the Company, or beneficial holders of shares of Common Stock of the Company, who will support the Proposal.

    The class and number of shares of Common Stock of the Company that are owned of record and beneficially as of the date hereof by each of the persons referenced in paragraph (2) above are as follows:

    Criterion Institutional Partners LP

    Total Company Common Stock Owned of Record: 100

    Total Company Common Stock Beneficially Owned: 544,338

    Criterion Capital Management, LLC

    Total Company Common Stock Owned of Record: None

    Total Company Common Stock Beneficially Owned: 1,736,900

    Criterion does not have any material interest in the Proposal, other than as a stockholder of the Company.

In connection with the nomination of the Director Nominees, please find attached hereto as Annex A and Annex B, respectively, (i) a signed consent to be named a director of the Company submitted by each Director Nominee, and (ii) information required to be disclosed with respect to each Director Nominee pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended.

We further note that Section 3.7 provides that any stockholder of record may submit matters for consideration at any annual meeting of stockholders by giving timely written notice thereof to the Secretary of the Company. To be timely under Section 3.7, in the case of an annual meeting, the stockholder must deliver to the Company written notice of its proposal not less than sixty nor more than ninety days prior to the "Specified Date." If the Company elects to hold the annual meeting prior to the "Specified Date" but gives less than seventy days prior public notice of the new date of the annual meeting, however, the stockholder must deliver to the Company written notice of its proposal by the close of business on the tenth day following the Company's first public disclosure of the new date of the annual meeting. Interestingly, we note that Section 3.2 of the Bylaws defines the "Specified Date" as any date that the Company's board of directors designates to hold an annual meeting of stockholders. Thus, it is unclear how the Company could hold an annual meeting of stockholder prior to the Specified Date (as contemplated by Section 3.7) because any new date designated by the Company's board of directors to hold the annual meeting would become, by definition, the new "Specified Date." Notwithstanding the ambiguity contained in Section 3.7, based on your counsel's prior conversations with our counsel, we understand that the Company will consider this notice timely under Section 3.7 and all other applicable provisions of the Bylaws (if any) because we are delivering it to the Company prior to the tenth day following the date upon which you notified us of the date of the Annual Meeting. If the Company disputes that this notice is timely for purposes of Section 3.7 or any other applicable provision of the Bylaws, we request that you contact me immediately so that we may address this matter promptly.

Furthermore, we trust that this notice complies with the requirements set forth in Section 3.7 governing the submission of stockholder proposals at the Annual Meeting. If the Company believes that this notice is incomplete or otherwise deficient in any respect, we request that you contact me immediately so that any alleged deficiencies may be addressed promptly.

Please acknowledge receipt of this letter and the annexes hereto by signing and dating the enclosed copy of this letter in the space provided below and returning the same to the undersigned in the enclosed envelope.

Sincerely,

CRITERION CAPITAL MANAGEMENT, LLC

/s/ Evan Marwell

Evan Marwell

Managing Director

RECEIPT ACKNOWLEDGED:

CENTRA SOFTWARE, INC.

By:

Name:

Title:

cc: Michael S. Ringler, Esq.

Wilson Sonsini Goodrich & Rosati, Professional Corporation

ANNEX A

CONSENT TO BE NAMED AS A DIRECTOR OF CENTRA SOFTWARE, INC.

In accordance with Rule l4a-4(d) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby consents to being named in the Schedule 14A to be filed by Criterion Capital Management, LLC with the Securities and Exchange Commission and all supplements and amendments thereto, as a person nominated to become a director of Centra Software, Inc. and to serve as a director if elected.

Evan Marwell

Date: May 20, 2005

CONSENT TO BE NAMED AS A DIRECTOR OF CENTRA SOFTWARE, INC.

In accordance with Rule 142-4(d) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby consents to being named in the Schedule 14A to be filed by Criterion Capital Management, LLC with the Securities and Exchange Commission and all supplements and amendments thereto, as a person nominated to become a director of Centra Software, Inc. and to serve as a director if elected.

Anthony Swei

Date: May 20, 2005

ANNEX B

INFORMATION REGARDING DIRECTOR NOMINEES

  Full Legal Name: Evan Chandler Marwell

  Age and Date of Birth: 39 - June 13, 1965

  There is no arrangement or understanding between me and any other person pursuant to which I am requesting to be selected as a director of Centra Software.

  I have no family relationship with any director, executive officer or person nominated to be a director or executive officer of Centra Software.

  I am a Partner and Managing Director of the investment team for Criterion Capital Management, LLC. Before joining Criterion, I was the President and CEO of Quixi, Inc., a venture backed CRM software and services company. Prior to working with Quixi, I was the Founder and President of INFONXX, a global provider of directory assistance services to wireless carriers and Fortune 500 corporations. INFONXX had over 2000 employees and $100MM in revenue. I began my career as a management consultant at Corporate Decisions Inc. (now Mercer consulting) where I was an analyst from 1987-1990. I received my B.A. degree in Economics, cum laude, from Harvard College in 1987 and my M.B.A., with honors, from Harvard Business School in 1992. As you know, none of the foregoing companies are affiliated with Centra Software.

  I am not currently a member of the board of directors of any corporation.

  During the past five years, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, or a receiver, fiscal agent or similar officer has been appointed by a court, with respect to any company or business association with which I have worked, or any partnership in which I have been a general partner.

  During the past five years, I have not been convicted in a criminal proceeding or named as the subject of a pending criminal proceeding.

  During the past five years, I have not been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court permanently or temporarily enjoining me from, or otherwise limiting me from engaging in, any of the following activities:

    acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

    engaging in any type of business practice; or

    engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

  During the past five years, I have not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days my right to engage in any activity described above in paragraph 9, or to be associated with persons engaged in any such activity.

  During the past five years, I have not been found by a court in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law.

  During the past five years, I have not been found by a court in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law.

  INFORMATION REGARDING DIRECTOR NOMINEES

  Full Legal Name: Anthony Swei

  Age and Date of Birth: 40 - June 13, August 12, 1964

  There is no arrangement or understanding between me and any other person pursuant to which I am requesting to be selected as a director of Centra Software.

  I have no family relationship with any director, executive officer or person nominated to be a director or executive officer of Centra Software.

  Business Experience:

  2001- Present:
  Tradar Ltd., CEO.
  Enterprise software company providing portfolio management solutions to the alternative investment industry.
  Responsible for all aspects of Company's operations and strategy.
  Not a parent, subsidiary or affiliate of Centra.
  1999-2000:
  HomeWarehouse.com, Vice President of Operations
  Created fulfillment infrastructure and customer- care operations from scratch for the leading home improvement web retailer. Defined customer experience, refined business model, and launched site. Venture backed by Sequoia Capital and Accel Partners. Acquired by Wal-Mart.com.
  Not a parent, subsidiary or affiliate of Centra.
  1996-1998:
  INFONXX, Director of Service Development
  Spearheaded marketing and product strategy for the leading directory services provider to US cellular operators with $300+MM revenue.
  Not a parent, subsidiary or affiliate of Centra.

  I am currently a member of the board of directors of Tradar Ltd.. and Commander Services Group (Minneapolis), both privately held companies.

  During the past five years, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, or a receiver, fiscal agent or similar officer has been appointed by a court, with respect to any company or business association with which I have worked, or any partnership in which I have been a general partner.

  During the past five years, I have not been convicted in a criminal proceeding or named as the subject of a pending criminal proceeding.

  During the past five years, I have not been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court permanently or temporarily enjoining me from, or otherwise limiting me from engaging in, any of the following activities:

    acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

    engaging in any type of business practice; or

    engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

  During the past five years, I have not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days my right to engage in any activity described above in paragraph 9, or to be associated with persons engaged in any such activity.

  During the past five years, I have not been found by a court in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law.

  During the past five years, I have not been found by a court in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law.